Exhibit 10.1

AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT

Agreement entered into by and between Warner Music Group Corp., a Delaware corporation (the “Parent”) and Edgar Bronfman (the “Executive”) dated as of January 18, 2011.

W I T N E S S E T H:

WHEREAS, the Parent and the Executive have entered into a Restricted Stock Award Agreement dated as of March 15, 2008 (the “Restricted Stock Award Agreement”); and

WHEREAS, the Parent and the Executive desire to amend the Restricted Stock Award Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The second unnumbered paragraph of Section 3(a)(i)(B) of the Restricted Stock Award Agreement is amended to read in its entirety as follows:

“For the purposes of this Section 3(a)(i)(B), the Restricted Shares shall be divided into four “Tranches” as follows”

(1) “First Tranche” shall mean 825,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the First Performance Hurdle;

(2) “Second Tranche” shall mean 825,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Second Performance Hurdle;

(3) “Third Tranche” shall mean 550,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Third Performance Hurdle; and

(4) “Fourth Tranche” shall mean 550,000 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Fourth Performance Hurdle.

2. Section 3(a)(ii) of the Restricted Stock Award Agreement is hereby amended to read in its entirety as follows:

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“(ii) For the purpose of this Section 3(a), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(A) “First Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $7.00 per share over 60 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”).

(B) “Second Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $8.00 per share over 60 consecutive trading days on an Exchange.

(C) “Third Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $9.00 per share over 60 consecutive trading days on an Exchange.

(D) “Fourth Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days on an Exchange.”

3. A new Section 3(i) of the Restricted Stock Award Agreement is hereby added to read as follows:

(i) Certain Adjustments. In the event of any stock or extraordinary cash dividend or other recapitalization transaction as described in Section 13 of the Plan, the Committee shall equitably adjust the Performance Conditions in a manner intended to avoid the enlargement or diminution of rights hereunder and in a manner intended to comply with Section 162(m) of the Code, to the extent applicable; provided that, in the event of an extraordinary cash dividend with respect to the Company’s Common Stock, the Performance Conditions shall be adjusted to reflect a reduction in each performance hurdle equal to the per share amount of such extraordinary dividend.

4. All other provisions of the Restricted Stock Award Agreement shall remain unchanged and in full force and effect.

5. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WARNER MUSIC GROUP CORP.

/s/ Edgar Bronfman, Jr.	By:	/s/ Paul Robinson
EDGAR BRONFMAN, JR.

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